Exhibit 99.1

For Release at 6:00 Am Central Time (7:00 Am Eastern Time)

NOVAMED REPORTS A 14% INCREASE IN EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS AND SAME-FACILITY REVENUE GROWTH OF 6% FOR THE FOURTH QUARTER

CHICAGO, IL (February 11, 2010) – NovaMed, Inc. (Nasdaq: NOVA), a leading operator of ambulatory surgery centers in partnership with physicians, today announced results for the fourth quarter and year ended December 31, 2009. Total net revenue grew to $39,809,000, up 10% from $36,177,000 in the prior year fourth quarter. Same-facility net revenue growth was 6% for the quarter.

Net income from continuing operations attributable to NovaMed in the fourth quarter of 2009 was $1,798,000 compared to $1,789,000 in the prior year fourth quarter. Diluted earnings from continuing operations per common share attributable to NovaMed increased 14% to $0.08 in the fourth quarter of 2009 from $0.07 in the fourth quarter of 2008. Net cash provided by operations in the fourth quarter of 2009 was $6,324,000, or $0.27 per diluted share. Interest expense in the fourth quarter of 2009 included non-cash, imputed interest of $1,100,000, or $0.03 per diluted share, recorded in accordance with NovaMed’s adoption of Accounting Standards Codification (“ASC”) 470-20 (formerly FASB Staff Position APB 14-1). Fourth quarter 2008 results have been recast to include imputed interest of $1,007,000, or $0.03 per diluted share.

“NovaMed continues to execute well in a difficult environment as demonstrated by our fourth quarter results and the significant improvement in our same-facility revenue growth,” commented Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, Inc. “December was a very strong month for surgical procedures performed in our surgery centers. While we are encouraged by the continuing improvement in same-facility revenue growth, we remain cautious as to how this trend will develop over the next several quarters. Our strong cash flow from operations of $6.3 million was 3.5 times net income from continuing operations attributable to NovaMed. With capital expenditures of $416,000 in the quarter, our free cash flow of $5.9 million continued to allow us to deleverage our balance sheet in the fourth quarter.”

Highlights of fourth quarter continuing operations include:
•	Earnings per diluted share from continuing operations increased 14% to $0.08
•	Cash flow from operations of $6,324,000
•	Total net revenue increased 10% to $39,809,000
•	Same-facility net revenue increased 6%

For the year ended December 31, 2009, total net revenue grew to $156,444,000, up 11% from $141,220,000 in 2008. Same-facility net revenue in 2009 was flat with 2008. Net income from continuing operations attributable to NovaMed increased 8% to $7,511,000 in 2009 compared to $6,966,000 in 2008. Diluted earnings from continuing operations per common share attributable to NovaMed increased 14% to $0.32 in 2009 from $0.28 in 2008. Net cash provided by operations in 2009 was $25,549,000, or $1.10 per diluted share. Interest expense in 2009 included non-cash, imputed interest of $4,225,000, or $0.11 per diluted share, recorded in accordance with NovaMed’s adoption of ASC 470-20. The results for 2008 have been recast to include imputed interest of $3,867,000, or $0.09 per diluted share.

“2009 was a year of both growth and deleveraging for NovaMed,” added Mr. Hall. “With $25.5 million in cash flow from operations in 2009 and capital expenditures of $3.7 million, this left us with just over $21.8 million of free cash flow. With this free cash flow we reduced our long-term debt by over $20 million. In 2010 we plan to seek out attractive acquisition candidates and will continue to use our free cash flow to delever in the meantime.”

Impact of Adoption of ASC 470-20
Effective January 1, 2009, NovaMed adopted ASC 470-20, Debt with Conversion and Other Options. ASC 470-20 impacts the accounting treatment of our 1.0% convertible senior subordinated notes due June 15, 2012. As required by ASC 470-20, prior period results are recast to conform to the new pronouncement. As noted above, the adoption of ASC 470-20 added non-cash, imputed interest expense of $4,225,000 and $3,867,000 to 2009 and 2008, respectively. We estimate that the adoption of ASC 470-20 will add approximately $4.6 million of imputed interest expense to our 2010 results of operations. However, the adoption of ASC 470-20 will not have an impact on our cash flows.

About NovaMed
NovaMed operates, develops and acquires ambulatory surgery centers in partnership with physicians and holds majority ownership interests in 37 surgery centers located in 19 states. Learn more at www.novamed.com.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Eastern Time on Thursday, February 11, 2010. All interested parties can join the call by dialing (888) 396-2356 or (617) 847-8709 for international callers. Please dial in 10 minutes prior to the call to secure a line and use the passcode: NOVAMED Q4 EARNINGS. Investors can also listen to the call over the Internet by visiting www.earnings.com or NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through March 11, 2010.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties include: the current economic recession and disruption in the financial markets; our current and future debt levels; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; our ability to maintain successful relationships with the physicians who use our surgical facilities; our ability to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2008 Form 10-K filed on March 16, 2009.  Readers should not place undue reliance on any forward-looking statements.  Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

Investor Relations:
Susan A. Noonan
S. A. Noonan Communications
(212) 966-3650
susan@sanoonan.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008 (1)	2009	2008 (1)
Net revenue:
Surgical facilities	$33,831	$30,280	$131,192	$116,447
Product sales and other	5,978	5,897	25,252	24,773
Total net revenue	39,809	36,177	156,444	141,220

Operating expenses:
Salaries, wages and benefits	11,929	10,878	47,636	42,651
Cost of sales and medical supplies	9,197	8,089	35,600	32,599
Selling, general and administrative	7,315	6,804	28,504	25,776
Depreciation and amortization	1,464	1,183	5,885	4,311
Total operating expenses	29,905	26,954	117,625	105,337

Operating income	9,904	9,223	38,819	35,883

Interest (income) expense, net	2,358	2,088	8,774	8,070
Other (income) expense, net	(33)	(6)	15	13
Income before income taxes	7,579	7,141	30,030	27,800
Income tax provision	1,149	1,143	4,802	4,454

Net income from continuing operations	6,430	5,998	25,228	23,346
Net loss from discontinued operations	-	-	-	(91)
Gain on disposal of discontinued operations	-	-	-	343
Net income	$6,430	$5,998	$25,228	$23,598

Net income attributable to noncontrolling interests	4,632	4,209	17,717	16,380
Net income attributable to NovaMed, Inc.	$1,798	$1,789	$7,511	$7,218

Amounts attributable to NovaMed, Inc.:
Net income from continuing operations	$1,798	$1,789	$7,511	$6,966
Net income from discontinued operations	-	-	-	252
Net income attributable to NovaMed, Inc.	$1,798	$1,789	$7,511	$7,218

Diluted earnings per common share attributable to NovaMed, Inc.:
Earnings from continuing operations	$0.08	$0.07	$0.32	$0.28
Earnings from discontinued operations	-	-	-	0.01
Net earnings	$0.08	$0.07	$0.32	$0.29
Shares used in computing diluted earnings per share	23,514	24,113	23,317	24,896

(1)	On January 1, 2009, NovaMed, Inc. adopted ASC 470-20 (formerly FSP APB 14-1). As required by ASC 470-20, prior period results have been recast to conform with the new pronouncement.

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Selected Operating Data:

ASCs operated at end of period	37	37	37	37
Procedures performed during the period	40,533	36,655	159,633	139,389

Reconciliation of net income from continuing operations
attributable to NovaMed, Inc. to EBITDA (1)(2)(3):
Net income from continuing operations attributable to NovaMed, Inc.	$1,798	$1,789	$7,511	$6,966
Add: income tax provision	1,149	1,143	4,802	4,454
Add: interest expense, net	2,358	2,088	8,774	8,070
Add: depreciation and amortization	1,464	1,183	5,885	4,311
Add: stock compensation expense	434	530	2,067	2,219
EBITDA	$7,203	$6,733	$29,039	$26,020

Reconciliation of net income from continuing operations
attributable to NovaMed, Inc. to non-GAAP net income
from continuing operations attributable to NovaMed, Inc. (1)(2)(4):
Net income from continuing operations attributable to NovaMed, Inc.	$1,798	$1,789	$7,511	$6,966
After-tax imputed interest expense required by ASC 470-20	671	614	2,577	2,359
Non-GAAP net income from continuing operations
attributable to NovaMed, Inc.	$2,469	$2,403	$10,088	$9,325

Reconciliation of diluted earnings per common share from
continuing operations attributable to NovaMed, Inc. to
non-GAAP diluted earnings per common share from
continuing operations attributable to NovaMed, Inc. (1)(2)(4):
Diluted earnings per common share from continuing operations
attributable to NovaMed, Inc.	$0.08	$0.07	$0.32	$0.28
After-tax imputed interest expense required by ASC 470-20	0.03	0.03	0.11	0.09
Non-GAAP diluted earnings per common share from continuing
operations attributable to NovaMed, Inc.	$0.11	$0.10	$0.43	$0.37

Computation of cash flow provided by operating activities per diluted share (2):
Cash flow provided by operating activities	$6,324	$8,053	$25,549	$25,051
Diluted shares outstanding	23,514	24,113	23,317	24,896
Cash flow provided by operating activities per diluted share	$0.27	$0.33	$1.10	$1.01

	December 31,	December 31,
Balance Sheet Data:	2009	2008 (1)

Cash and cash equivalents	$3,884	$4,875
Accounts receivable, net	19,177	20,329
Working capital	7,146	12,136
Total assets	247,967	251,421
Long-term debt	104,282	124,566
Total NovaMed, Inc. stockholders' equity	91,028	82,476
Noncontrolling interests	14,984	15,282

Statement of Cash Flow Data:	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Cash flow provided by operating activities	$6,324	$8,053	$25,549	$25,051
Cash flow used in investing activities	$(635)	$(39,310)	$(4,368)	$(55,416)
Cash flow provided by (used in) financing activities	$(4,681)	$31,285	$(22,172)	$28,858

Notes:

(1)	As required by ASC 470-20, prior period results have been recast to conform with the new pronouncement.

(2)
NovaMed uses certain non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures as shown in the reconciliations provided in this press release.  NovaMed believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors for the reasons noted below.  There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon NovaMed's reported financial results.  The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in this press release.

(3)
NovaMed defines EBITDA as earnings before interest, income taxes, depreciation and amortization, and stock compensation expense.  EBITDA is a non-GAAP financial measure used by management, the health care industry and the financial community to evaluate company performance, allocate resources and measure leverage and debt service capacity.  Other companies may calculate EBITDA differently than NovaMed, limiting its usefulness as a comparative measure.

(4)
NovaMed adopted ASC 470-20 effective January 1, 2009.  This new accounting rule resulted in the addition of $671,000 and $614,000 in non-cash, after-tax interest expense for the three months ending December 31, 2009 and 2008, respectively and $2,577,000 and $2,359,000 in non-cash, after-tax interest expense for the twelve months ending December 31, 2009 and 2008, respectively.  NovaMed is providing this non-GAAP financial measure to highlight to the long-term readers of its financial statements the cause of the significant reduction in its earnings from what was reported in prior years.